Exhibit 99.1

September 19, 2005 07:30 AM US Eastern Timezone

Star Scientific Announces Agreement on Exercise of Warrants

CHESTER, Va.—(BUSINESS WIRE)—Sept. 19, 2005—Star Scientific, Inc. (NASDAQ:STSI) announced today that two of the investment firms who participated in the February 2005 Securities Purchase agreement with the company have elected to exercise the warrants that were issued to them as part of that Agreement. These warrants were due to expire in November, and the investors and Star agreed to reset the exercise price from $5 to $4 per share. The investment firms purchased 1,900,000 shares on that basis for an aggregate of $7.6 million. The company also agreed to grant the same investors a total of 1,900,000 new warrants exercisable within nine months of the grant date at $4.00 per share.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise the capital necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on April 28, 2005, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured(TM) tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contacts

Star Scientific, Inc.

Sara Troy Machir, 301-654-8300

http://www.starscientific.com